Exhibit 99.1

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Announces Earnings for the Third Quarter 2006

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the quarter ended September 30, 2006.  The Company reported net income of $5.9 million and diluted earnings per share of $0.33.  During the third quarter of 2006, the Company incurred approximately $300,000 of one-time, acquisition-related expenses, which reduced earnings per share by $.01.  Excluding these costs, the Company’s diluted earnings per share would have been equal to the $0.34 per share reported in the third quarter of 2005.  Key measures of the financial performance of the Company are return on average shareholders’ equity and return on average assets.  Return on average shareholders’ equity was 9.67% for the third quarter of 2006 while return on average assets was 1.00% for the same period.  For the first nine months of 2006, return on average shareholders’ equity was 10.73% while return on average assets was 1.08% for the same period.

Mr. Saner stated, “During the third quarter of 2006, we integrated the five offices which were acquired from First Financial Bancorp, headquartered in Hamilton, Ohio.  These new offices were consolidated with existing offices of MainSource Bank of Indiana with the end result being the addition of only two more full service branches to our existing network while increasing the Company’s market share position in both Jefferson and Switzerland counties to number one.”

Mr. Saner added, “We continued to experience net interest margin pressure which was compounded in the third quarter as we had the full effect of the newly-acquired thrift institutions for the entire quarter.  We did, however, see an easing of the funding cost increase from previous quarters, which we believe will continue throughout the fourth quarter assuming the short-term rate environment continues to stay flat.  We also experienced a small amount of organic growth in loans and deposits from our legacy banks and we have been very pleased that we have been able to maintain total loans and deposits at all three of the new acquisitions.”

Mr. Saner concluded, “As we look forward into the fourth quarter, we will convert the operating system of our newest acquisition, MainSource Bank — Ohio, which will take place towards the end of October.  We will continue to focus on improving our efficiency ratio, organic growth, and the total integration of all of the new affiliates into the MainSource system.  Since we will be integrating and converting backroom systems of our new affiliates during the next six to nine months, we do not intend to aggressively pursue additional acquisitions at this time unless an opportunity presents itself in one of our existing markets.”

NET INTEREST INCOME

Net interest income was $18.8 million for the third quarter of 2006, which represents an increase of 38.2% from the third quarter of 2005.  The increase was due primarily to acquisitions and a corresponding increase in average earning assets.  Net interest margin, on a fully-taxable equivalent basis, was 3.74% for the third quarter of 2006 versus 3.82% for the second quarter of 2006 and 4.04% for the first quarter of 2006.  The acquisitions of the thrift institutions in the first and second quarters of 2006 and their corresponding lower net interest margins were the primary cause for the decrease in the Company’s net interest margin.

NON-INTEREST INCOME

The Company’s non-interest income increased to $6.4 million for the third quarter of 2006 compared to $4.9 million for the same period in 2005.  The increase was primarily due to the aforementioned acquisitions.  Excluding acquisition activity, the Company’s non-interest income would have been $5.5 million, an increase of 8.9% compared to the same period a year ago.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $16.6 million for the third quarter of 2006 compared to $12.1 million for the same period in 2005.  Increases in employee costs, occupancy expenses, equipment expenses, and intangibles amortization were primarily attributable to the acquisitions closed in the first two quarters of 2006.  These increases were partially offset by a decrease in other expenses (excluding the acquisitions) due primarily to the cost savings derived from the consolidation of the Company’s Indiana banking charters in 2005.  The Company’s efficiency ratio was 63.8% for the third quarter of 2006 compared to 63.3% in the third quarter of 2005.  For the first nine months of 2006, the Company’s efficiency ratio was 63.8% compared to 65.2% for the same period a year ago.

ASSET QUALITY

Non-performing assets were $21.5 million as of September 30, 2006 compared to $15.4 million as of September 30, 2005 and $21.5 million as of June 30, 2006.  This increase from the same period a year ago is primarily due to the acquisitions closed in the first and second quarters of 2006.  In total the three recent acquisitions added $8.6 million of non-performing assets.  As a percent of total assets, non-performing assets have remained relatively flat over the past several quarters and were 0.90% of total assets as of September 30, 2006.  Net charge-offs for the third quarter of 2006 equaled 0.28% of average outstanding loans compared to 0.33% for the third quarter of 2005.  For the first nine months of 2006, net charge-offs have equaled 0.23% of average outstanding loans, which was a slight decrease compared to net charge-offs of 0.24% of average outstanding loans during the same period in 2005.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

Income Statement Summary	Three months ended Sept. 30		Nine months ended Sept. 30
	2006	2005	2006	2005
Interest Income	$34,431	$20,598	$85,668	$58,824
Interest Expense	15,606	6,969	36,201	19,305
Net Interest Income	18,825	13,629	49,467	39,519
Provision for Loan Losses	570	480	1,293	940
Noninterest Income:
Insurance commissions	455	435	1,396	1,545
Trust and investment product fees	312	282	901	846
Mortgage banking	577	805	1,721	2,030
Service charges on deposit accounts	2,732	1,964	6,886	5,435
Gain/(losses) on sales of securities	(10)	18	51	242
Interchange income	747	506	1,883	1,469
Other	1,629	935	4,398	2,796
Total Noninterest Income	6,442	4,945	17,236	14,363
Noninterest Expense:
Employee	9,173	6,835	24,887	20,597
Occupancy	1,258	870	3,480	2,593
Equipment	1,369	952	3,748	2,967
Intangible amortization	664	295	1,554	885
Telecommunications	528	434	1,415	1,233
Stationary, printing, and supplies	468	271	992	685
Other	3,169	2,416	7,556	7,070
Total Noninterest Expense	16,629	12,073	43,632	36,030
Earnings Before Income Taxes	8,068	6,021	21,778	16,912
Provision for Income Taxes	2,134	1,489	5,576	4,264
Net Income	$5,934	$4,532	$16,202	$12,648

	Three months ended Sept. 30		Nine months ended Sept. 30
Average Balance Sheet Data	2006	2005	2006	2005
Gross Loans	$1,564,755	$943,526	$1,279,917	$925,162
Earning Assets	2,085,270	1,428,672	1,789,212	1,389,780
Total Assets	2,362,697	1,587,399	2,007,715	1,539,949
Noninterest Bearing Deposits	189,735	145,475	168,670	140,379
Interest Bearing Deposits	1,566,593	1,087,366	1,381,820	1,072,158
Total Interest Bearing Liabilities	1,909,253	1,270,129	1,620,752	1,250,927
Shareholders’ Equity	243,383	159,165	201,789	137,248

	Three months ended Sept. 30		Nine months ended Sept. 30
Per Share Data	2006	2005	2006	2005
Diluted Earnings Per Share	$0.33	$0.34	$1.02	$1.03
Cash Dividends Per Share	0.140	0.130	0.415	0.390
Market Value - High	17.78	19.55	19.45	23.96
Market Value - Low	16.06	17.73	16.06	17.30
Average Outstanding Shares (diluted)	17,971,598	13,443,491	15,847,486	12,254,174

	Three months ended Sept. 30		Nine months ended Sept. 30
Key Ratios	2006	2005	2006	2005
Return on Average Assets	1.00%	1.13%	1.08%	1.10%
Return on Average Equity	9.67%	11.30%	10.73%	12.32%
Net Interest Margin	3.74%	3.93%	3.82%	3.93%
Efficiency Ratio	63.77%	63.27%	63.81%	65.22%
Net Overhead to Average Assets	1.71%	1.78%	1.76%	1.88%

Balance Sheet Highlights
As of September 30	2006	2005
Total Loans (Excluding Loans Held for Sale)	$1,580,074	$977,400
Allowance for Loan Losses	13,855	12,463
Total Securities	481,622	472,363
Goodwill and Intangible Assets	133,037	61,104
Total Assets	2,389,125	1,639,510
Noninterest Bearing Deposits	189,098	166,009
Interest Bearing Deposits	1,589,024	1,152,822
Other Borrowings	340,220	146,409
Shareholders’ Equity	249,577	161,533

Other Balance Sheet Data
As of September 30	2006	2005
Book Value Per Share	$13.91	$11.99
Loan Loss Reserve to Loans	0.88%	1.28%
Nonperforming Assets to Total Assets	0.90%	0.94%
Outstanding Shares	17,943,807	13,471,128

Asset Quality
As of September 30	2006	2005
Loans Past Due 90 Days or More and Still Accruing	$1,483	$1,731
Non-accrual Loans	15,455	12,616
Other Real Estate Owned	4,541	1,044
Total Nonperforming Assets	$21,479	$15,391

Net Charge-offs - YTD	$2,216	$1,675
Net Charge-offs as a% of average loans	0.23%	0.24%

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.